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                                                                  Exhibit 8
                                                                  (513) 723-4000


                                December 15, 1997



Board of Directors
Home Loan Financial Corporation
401 Main Street
Coshocton, Ohio  43812-1580

         and

Board of Directors
The Home Loan Savings Bank
401 Main Street
Coshocton, Ohio  43812-1580

         Re: Conversion from a Mutual Savings and Loan Association to a Stock Savings and Loan Association - Federal and State Tax Matters

Gentlemen:

         You have requested our opinion regarding certain federal income and state tax consequences resulting from the proposed conversion (the "Conversion") of The Home Loan Savings Bank (the "Bank") from a mutual savings and loan Bank to a stock savings and loan Bank (the "Stock Bank") incorporated under the laws of the State of Ohio and the simultaneous acquisition by Home Loan Financial Corporation, an Ohio corporation (the "Holding Company"), of all the capital stock to be issued by the Stock Bank upon the Conversion.

         We have reviewed the Plan of Conversion adopted by the Bank's Board of Directors on November 12, 1997 (the "Plan"), the Application for Conversion on Form AC (the "Application") filed with the Office of Thrift Supervision (the "OTS") and the Ohio Department of Commerce, Division of Financial Institutions (the "Division"), the Application H-(e)1-S filed with the OTS and the Summary Proxy Statement, the Prospectus and other solicitation materials included in the Application, and we have examined such other legal and factual matters as we considered appropriate. Unless otherwise indicated, defined terms in this letter have the same meaning as in the Plan and the Prospectus.


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Home Loan Financial Corporation
The Home Loan Savings Bank
December 15, 1997
Page 2

         We have not requested on your behalf nor have we received any rulings from the Internal Revenue Service ("IRS") in connection with the Conversion or the attendant federal income tax consequences.


FACTS

         A.       The Bank

         The Bank is a mutual savings and loan association which was organized under Ohio law in 1882. As a savings and loan association, the Bank is subject to supervision and regulation by the OTS, the Division and the Federal Deposit Insurance Corporation ("FDIC"). The Bank is a member of the Federal Home Loan Bank of Cincinnati. The deposits of the Bank are insured up to applicable limits by the FDIC in the Savings Bank Insurance Fund ("SAIF").

         The principal business of the Bank is the origination of permanent mortgage loans secured by first mortgages on one- to four-family residential real estate located in the Bank's primary market area. The Bank also originates loans secured by multifamily real estate (over four units) and nonresidential real estate. The Bank also originates a limited number of loans for the construction of one- to four-family residences and permanent mortgage loans secured by multi-family and non-residential real estate in its primary market area. In addition to real estate lending, the Bank originates secured and unsecured consumer loans. For liquidity and interest rate risk management purposes, the Bank invests in interest-bearing deposits in other financial institutions, U.S. Treasury securities, and other investments permitted by applicable law. Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the FDIC, and principal repayments on loans and maturities of investment securities.

         The Bank conducts business from its main office located at 401 Main Street, Coshocton, Ohio 43812-1580, and a full-service branch office located at 590 Walnut Street, Coschocton, Ohio.

         B.       Home Loan Financial Corporation

         The Holding Company was incorporated under Ohio law in December 1997, for the purpose of purchasing all of the capital stock of the Bank to be issued in connection with the Conversion. The Holding Company has not conducted and will not conduct any business other than business related to the Conversion prior to the completion of the Conversion. Upon the consummation of the Conversion, the Holding Company will be a unitary savings and loan holding company, and its principal asset initially will be the capital stock of the Stock Bank and
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Home Loan Financial Corporation
The Home Loan Savings Bank
December 15, 1997
Page 3

the investments made with the net proceeds retained from the sale of common shares of the Holding Company (the "Common Shares") in connection with the Conversion.

         The office of the Holding Company is located at 401 Main Street, Cochocton, Ohio 43812-1580.

         C.       The Plan of Conversion

         On November 12, 1997, the Board of Directors of the Bank adopted the Plan and recommended that the Voting Members of the Bank approve the Plan at the Special Meeting. Under the Plan, (i) the Bank will be converted under Ohio law from a mutual savings and loan Bank to a stock savings and loan Bank, and (ii) the Common Shares will be offered for sale and issued to eligible persons in the Subscription Offering and to the general public in the Community Offering, with preference being given to residents of Coshocton County, Ohio.

         The aggregate purchase price at which the Common Shares will be offered and sold pursuant to the Plan will be based upon the estimated pro forma market value of the Stock Bank, as determined by an independent appraisal of the Stock Bank and the Holding Company. Keller & Co., Inc. ("Keller"), a firm experienced in valuing thrift institutions, has prepared an independent appraisal of the pro forma market value of the Stock Bank. Keller's valuation of the estimated pro forma market value of the Stock Bank, as converted, and the Holding Company is $1,700,000 as of November 28, 1997. The Valuation Range established in accordance with the Plan is $14,450,000 to $19,550,000, which, based upon a per share offering price of $10.00, will result in the sale of between 1,445,000 and 1,955,000 Common Shares. The total number of Common Shares sold in the Conversion will be determined based on the Valuation Range. Applicable regulations permit the Holding Company to offer additional Common Shares in an amount not to exceed 15% above the maximum of the Valuation Range, which would permit the issuance of up to 2,248,250 Common Shares with an aggregate purchase price of $22,482,500.

         D.       Liquidation Account

         In the event of a complete liquidation of the Bank in its present mutual form, each depositor in the Bank would receive a pro rata share of any assets of the Bank remaining after payment of the claims of all creditors, including the claims of all depositors to the withdrawable value of their savings accounts. A depositor's pro rata share of such remaining assets would be the same proportion of such assets as the value of such depositor's savings deposits bears to the total aggregate value of all savings deposits in the Bank at the time of liquidation.

         In the event of a complete liquidation of the Stock Bank after the Conversion, each savings depositor would have a claim of the same general priority as the claims of all other general creditors of the Stock Bank. Except as described below, each depositor's claim would be solely in the amount of the balance in such depositor's savings account plus accrued interest.
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Home Loan Financial Corporation
The Home Loan Savings Bank
December 15, 1997
Page 4

The depositor would have no interest in the assets of the Stock Bank above that amount. Such assets would be distributed to the Holding Company as the sole shareholder of the Stock Bank.

         For the purpose of granting a limited priority claim to the assets of the Stock Bank in the event of a complete liquidation thereof to Eligible Account Holders and Supplemental Eligible Account Holders who maintain their savings accounts at the Stock Bank following the Conversion, the Bank will, at the time of Conversion, establish the Liquidation Account in an amount equal to the regulatory capital of the Bank as of September 30, 1997. The Liquidation Account will not operate to restrict the use or application of any of the regulatory capital of the Stock Bank.

         Each Eligible Account Holder and Supplemental Eligible Account Holder will have a Subaccount. The balance of each initial Subaccount shall be an amount determined by multiplying the amount in the Liquidation Account by a fraction, the numerator of which is the closing balance in the account holder's account as of the close of business on the applicable record date and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders on the applicable record date. The balance of each Subaccount may be decreased but will never be increased. If, at the close of business on any annual closing date of the Stock Bank subsequent to the respective record dates, the balance in the savings account to which a Subaccount relates is less than the lesser of (i) the deposit balance in such savings account at the close of business on any other annual closing date subsequent to the applicable record date or (ii) the amount of the Qualifying Deposit as of the applicable record date, the balance of the Subaccount for such savings account shall be adjusted proportionately to the reduction in such savings account balance. In the event of any such downward adjustment, such Subaccount balance shall not be subsequently increased notwithstanding any increase in the deposit balance of the related savings account. If any savings account is closed, its related Subaccount shall be reduced to zero upon such closing.

         In the event of a complete liquidation of the Stock Bank (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall receive from the Liquidation Account a distribution equal to the current balance in each of such account holder's Subaccounts before any liquidation distribution may be made to the shareholders of the Stock Bank. Any assets remaining after satisfaction of such liquidation rights and the claims of the Stock Bank's creditors would be distributed to the Holding Company as the sole shareholder of the Stock Bank. No merger, consolidation, purchase of bulk assets or similar combination or transaction with another Bank, the deposits of which are insured by the FDIC, will be deemed to be a complete liquidation for this purpose and, in any such transaction, the Liquidation Account shall be assumed by the surviving Bank.
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Home Loan Financial Corporation
The Home Loan Savings Bank
December 15, 1997
Page 5

         E.       Issuance of Shares

                  1.       Subscription Offering

                  Nontransferable subscription rights to purchase Common Shares will be granted at no cost to all eligible persons and entities in accordance with the preference categories established by the Plan, as described below. Each subscription right may be exercised only by the person to whom it is issued and only for his or her own account. Each person subscribing for shares must represent to the Stock Bank that he or she is purchasing such shares for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of such shares.

                  The number of Common Shares which a person who has subscription rights may purchase will be determined, in part, by the total number of Common Shares to be issued and the availability of Common Shares for purchase under the preference categories set forth in the Plan and certain other limitations. The sale of any Common Shares pursuant to subscriptions received is contingent upon approval of the Plan by the Voting Members of the Bank at the Special Meeting.

                  The preference categories which have been established by the Plan, in accordance with applicable regulations, for the allocation of Common Shares are as follows:

                           (a)      Each Eligible Account Holder shall receive,
without payment therefor, a nontransferable right to purchase in the Subscription Offering up to the greater of (i) 15,000 Common Shares, (ii) .10% of the total number of Common Shares sold in connection with the Conversion, and
(iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction, the numerator of which is the amount of the Eligible Account Holder's Qualifying Deposit and the denominator of which is the total number of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall purchase limitations set forth in the Plan. If the exercise of subscription rights by Eligible Account Holders results in an over-subscription, Common Shares will be allocated among subscribing Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 10 shares or the amount subscribed for, whichever is less. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Eligibility Record Date bears to the total Qualifying Deposits of all Eligible Account Holders on such date. Notwithstanding the foregoing, Common Shares in excess of 1,955,000, the maximum of the Valuation Range, may be sold to the ESOP before fully satisfying the subscriptions of Eligible Account Holders. No fractional shares will be issued. For purposes of this paragraph (a),
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Home Loan Financial Corporation
The Home Loan Savings Bank
December 15, 1997
Page 6

increases in the Qualifying Deposits of directors and executive officers of the Bank during the twelve months preceding the Eligibility Record Date shall not be considered.

                           (b)      The ESOP shall receive, without payment
therefor, a nontransferable right to purchase in the Subscription Offering an aggregate amount of up to 10% of the Common Shares sold in the Conversion, provided that shares remain available after satisfying the subscription rights of Eligible Account Holders up to the maximum of the Valuation Range pursuant to paragraph (a) above. Although the Plan and OTS regulations permit the ESOP to purchase up to 10% of the Common Shares, the Holding Company anticipates that the ESOP will purchase 8% of the Common Shares. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the ESOP may purchase Common Shares on the open market or may purchase authorized but unissued Common Shares. If the ESOP purchases authorized but unissued Common Shares, such purchases could have a dilutive effect on the interests of the Holding Company's shareholders.

                           (c)      Provided that shares remain available after
satisfying the subscription rights of Eligible Account Holders and the ESOP pursuant to paragraphs (a) and (b) above each Supplemental Eligible Account Holder will receive, without payment therefor, a nontransferable right to purchase up to the greater of (i) 15,000 Common Shares, (ii) .10% of the total number of Common Shares sold in connection with the Conversion, and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction, the numerator of which is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall purchase limitations set forth in Section 10 of the Plan and subject to adjustment by the Board of Directors of the Holding Company and the Bank as set forth in Section 10 of the Plan. If the exercise of subscription rights by Supplemental Eligible Account Holders results in an oversubscription, Common Shares will be allocated among subscribing Supplemental Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is less. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Supplemental Eligibility Record Date bears to the total Qualifying Deposits of all Supplemental Eligible Account Holders on such date. No fractional shares will be issued.

                           (d)      Provided that shares remain available after
satisfying the subscription rights of Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders pursuant to paragraphs (a), (b) and (c) above, each Other Eligible Member, other than an Eligible Account Holder or Supplemental Eligible Account Holder, shall receive, without payment therefor, a nontransferable right to purchase up to the greater of (i) 15,000 Common
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Home Loan Financial Corporation
The Home Loan Savings Bank
December 15, 1997
Page 7

Shares, and (ii) .10% of the total number of Common Shares sold in connection with the Conversion, subject to adjustment by the Boards of Directors of the Bank and the Holding Company. In the event of an oversubscription by the Other Eligible Members, the available Common Shares will be allocated among subscribing Other Eligible Members in the same proportion that their subscriptions bear to the total amount of subscriptions by all Other Eligible Members; provided, however, that, to the extent sufficient Common Shares are available, each subscribing Other Eligible Member shall receive 25 Common Shares before the remaining available Common Shares are allocated.

                  2.       Community Offering

                  To the extent Common Shares remaining available after the satisfaction of all subscriptions received in the Subscription Offering, the Bank is hereby offering Common Shares in the Community Offering subject to the limitations set forth below. If subscriptions are received in the Subscription Offering for up to 2,248,250 Common Shares, Common Shares may not be available in the Community Offering. All sales of the Common Shares in the Community Offering will be at the same price per share as in the Subscription Offering.

                  In the event shares are available for the Community Offering, each person, together with any Associate or groups acting in concert, may purchase in the Community Offering up to 15,000 Common Shares. If an insufficient number of Common Shares is available to fill all of the orders received in the Community Offering, the available Common Shares will be allocated in a manner to be determined by the Boards of Directors of the Holding Company and the Bank, subject to the following:

                                    (i)     Preference will be given to natural
                  persons who are residents of Coshocton County, Ohio, the county in which the offices of the Bank are located;

                                    (ii) Orders received in the Community
                  Offering will first be filled up to 2% of the total number of Common Shares offered, with any remaining shares allocated on an equal number of shares per order basis until all orders have been filled; and

                                    (iii) the right of any person to purchase
                  Common Shares in the Community Offering is subject to the right of the Holding Company and the Bank to accept or reject such purchases in whole or in part.
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Home Loan Financial Corporation
The Home Loan Savings Bank
December 15, 1997
Page 8

         F.       Results of Conversion

         Savings account holders and borrowers who are members of the Bank will have no voting rights in the Stock Bank and will not participate, therefore, in the election of directors or otherwise control the Stock Bank's affairs. After the Conversion, voting rights in the Stock Bank will be vested exclusively in the Holding Company as the sole shareholder of the Stock Bank. Each holder of Common Shares will be entitled to one vote for each share owned on any matter to be considered by the shareholders of the Stock Bank.

         The Conversion will not interrupt the business of the Bank. During and upon completion of the Conversion, the Bank will continue to provide the services presently offered to depositors and borrowers, will maintain its existing offices and will retain its existing management and employees. All savings accounts in the Stock Bank will be equivalent in amount, interest rate and other terms to the present savings accounts in the Bank, and the existing FDIC insurance of such deposits will not be affected by the Conversion. The Conversion will not affect the terms of loan accounts or the rights and obligations of borrowers under their individual contractual arrangements with the Bank.


ADDITIONAL REPRESENTATIONS

         You have made the following additional representations upon which we have relied:

                  (1) Neither the Holding Company nor the Stock Bank has any plan or intention to redeem or otherwise acquire any of the Common Shares to be issued in connection with the Conversion.

                  (2) Immediately following the consummation of the Conversion, the Stock Bank will possess the same assets and liabilities as the Bank held immediately prior to the Conversion, plus proceeds from the sale of the Common Shares to the Holding Company in exchange for 50% of the net proceeds of the Conversion. Assets used to pay expenses of the Conversion and all distributions (except for regular, normal interest payments made by the Bank immediately preceding the Conversion) will in the aggregate constitute less than one percent of the net assets of the Bank and any such expenses and distributions will be paid by the Bank and the Holding Company from the proceeds of the Subscription Offering.

                  (3) Following the Conversion, the Stock Bank will continue to engage in its business in substantially the same manner as engaged in by the Bank prior to the Conversion and it has no plan or intention to sell or otherwise dispose of any of its assets except in the ordinary course of business.
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Home Loan Financial Corporation
The Home Loan Savings Bank
December 15, 1997
Page 9

                  (4) The Bank is not under the jurisdiction of a court in any Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                  (5) The aggregate fair market value of the Qualifying Deposits held by Eligible Account Holders and Supplemental Eligible Account Holders as of the close of business on the Eligibility Record Date and the Supplemental Eligibility Record Date, respectively, will equal or exceed ninety-nine percent (99%) of the aggregate fair market value of all savings accounts (including those accounts with less than $50) in the Bank as of the close of business on such dates. No Common Shares will be issued to or purchased by depositor-employees at a discount or as compensation in the Conversion.

                  (6) No cash or property will be given to Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members in lieu of (a) nontransferable subscription rights or (b) an interest in the Liquidation Account of the Stock Bank.

                  (7) The Bank utilizes a reserve for bad debts in accordance with Section 593 of the Code and, following the Conversion, the Stock Bank shall likewise utilize a reserve for bad debts in accordance with Section 593 of the Code.

                  (8) The Holding Company has no plan or intention to sell or otherwise dispose of the shares of the Stock Bank purchased by it in the Conversion.

                  (9) The Bank's savings depositors will pay the expenses of the Conversion solely attributable to them, if any. The Holding Company will pay the expenses of the transaction and will not pay any expenses solely attributable to the savings depositors or to the Holding Company's shareholders.

                  (10) No amount of savings accounts or deposits as of the Eligibility Record Date or the Supplemental Eligibility Record will be excluded from participation in the Liquidation Account.

                  (11) The fair market value of the withdrawable savings accounts plus interests in the Liquidation Account of the Stock Bank to be constructively received under the Plan will in each instance be equal to the fair market value of the withdrawable savings accounts of the Bank surrendered in exchange therefor. All proprietary rights in the Bank form an integral part of the withdrawable savings accounts being surrendered in the exchange.

                  (12) The Board, as defined in Section 368(a)(3)(D)(iii) of the Code, has not made the certification described in Section 368(a)(3)(D)(ii), nor will such certification be made prior to or otherwise in connection with the Conversion.
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Home Loan Financial Corporation
The Home Loan Savings Bank
December 15, 1997
Page 10

STATEMENT OF LAW

         In Revenue Ruling 80-105, 1980-1 C.B. 78, the IRS ruled that a conversion of a federal mutual savings and loan Bank into a state stock savings and loan Bank constituted a tax-free reorganization under Section 368(a)(1)(F) of the Code. Subsequently, the IRS consistently issued letter rulings that conversions of savings and loans qualify as tax-free reorganizations under the Code, with the attendant tax consequences to the depositors and shareholders that follow from such transactions. Although private rulings may not be relied upon by taxpayers other than those to whom the ruling is directed, such rulings do indicate the administrative position of the IRS.


OPINION OF COUNSEL

         Based upon both our understanding of the facts and your representations set forth above, and in reliance thereon, we are of the opinion that for federal income tax purposes:

                  (1) The Conversion of the Bank from a mutual savings and loan Bank incorporated under the laws of the State of Ohio to a stock savings and loan Bank incorporated under the laws of the State of Ohio will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized to the Bank or to the Stock Bank as a result of the Conversion. The Bank and the Stock Bank will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

                  (2) No gain or loss will be recognized to the Stock Bank upon the receipt of money from the Holding Company in exchange for shares of the Stock Bank.

                  (3) The assets of the Stock Bank will have the same basis in its hands immediately after the Conversion as they had in the hands of the Bank immediately prior to the Conversion, and the holding period of the assets of the Stock Bank after the Conversion will include the period during which the assets were held by the Bank before the Conversion.

                  (4) No gain or loss will be recognized to the deposit account holders of the Bank upon the issuance to them, in exchange for their respective withdrawable deposit accounts in the Bank immediately prior to the Conversion, of withdrawable deposit accounts in the Stock Bank immediately after the Conversion, in the same dollar amount as their withdrawable deposit accounts in the Bank immediately prior to the Conversion, plus, in the case of Eligible Account Holders and Supplemental Eligible Account Holders, the interests in the Liquidation Account of the Stock Bank, as described above.



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Home Loan Financial Corporation
The Home Loan Savings Bank
December 15, 1997
Page 11


                  (5) The basis of the withdrawable deposit accounts in the Stock Bank held by the deposit account holders of the Stock Bank immediately after the Conversion will be the same as the basis of their deposit accounts in the Bank immediately prior to the Conversion. The basis of the interests in the Liquidation Account received by the Eligible Account Holders and Supplemental Eligible Account Holders will be zero. The basis of the nontransferable subscription rights received by members will be zero (assuming that at distribution such rights have no ascertainable fair market value).

                  (6) No gain or loss will be recognized to Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members upon the distribution to them of nontransferable subscription rights to purchase Common Shares (assuming that such rights have no readily ascertainable fair market value), and no taxable income will be realized by such Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members as a result of their exercise of such nontransferable subscription rights.

                  (7) The basis of the Common Shares purchased by Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members pursuant to the exercise of subscription rights will be the purchase price thereof (assuming the subscription rights have no ascertainable fair market value and that the purchase price is no less than the fair market value of the shares on the date of such exercise), and the holding period of such Common Shares will commence on the date of such exercise. The basis of the Common Shares purchased in the Community Offering will be the purchase price thereof and the holding period of such Common Shares will commence on the day after the date of the purchase.

                  (8) For purposes of Section 381 of the Code, the Bank will be treated as if there had been no reorganization. The taxable year of the Bank will not end on the effective date of the Conversion, and immediately after the Conversion, the Stock Bank will succeed to and take into account the tax attributes of the Bank immediately prior to the Conversion, including the Bank's earnings and profits or deficit in earnings and profits.

                  (9) The bad debt reserves of the Bank immediately prior to the Conversion will not be required to be restored to the gross income of the Bank or the Stock Bank as a result of the Conversion, and immediately after the Conversion, such bad debt reserves will have the same character in the hands of the Stock Bank that they would have if there had been no Conversion. The Stock Bank will succeed to and take into account the dollar amounts of those accounts of the Bank which represent bad debt reserves in respect of which the Bank has taken a bad debt deduction for taxable years ending on or before the Conversion.

                  (10) Regardless of book entries made for the creation of the Liquidation Account, the Conversion will not diminish the accumulated earnings and profits of the Bank available for the subsequent distribution of dividends within the meaning of Section 316 of the Code. The creation of the Liquidation Account on the records of the Stock Bank will have no
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Home Loan Financial Corporation
The Home Loan Savings Bank
December 15, 1997
Page 12

effect on its taxable income, deductions for additions to reserves for bad debts under Section 593 of the Code or distributions to shareholders under Section 593(e).

         For Ohio tax purposes, we are of the opinion that:

                  (1) The Bank is a "financial institution" for State of Ohio tax purposes, and the Conversion will not change such status.

                  (2) The Bank is subject to the Ohio corporate franchise tax on "financial institutions," which is currently imposed annually at a rate of 1.5% of the Bank's apportioned book net worth, determined in accordance with GAAP, less any statutory deductions, and the Conversion will not change such status. This rate of tax is scheduled to decrease in each of tax years 1999 and 2000.

                  (3) As a "financial institution," the Bank is not subject to any tax based upon net income or net profit imposed by the State of Ohio, and the Conversion will not change such status.

                  (4) The Conversion will not be a taxable transaction to the Bank or the Stock Bank for purposes of the Ohio corporate franchise tax; however, as a consequences of the Conversion, the annual Ohio corporate franchise tax liability of the Stock Bank could be affected if the taxable net worth of the Stock Bank (i.e., apportioned book net worth computed in accordance with GAAP at the close of the Stock Bank's taxable year for federal income tax purposes) increases or decreases thereby.

                  (5) The Conversion will not be a taxable transaction to any deposit account holder of the Bank or the Stock Bank for purposes of the Ohio corporate franchise tax and the Ohio personal income tax.

         Unlike private rulings, an opinion of counsel is not binding on the IRS or the Ohio Department of Taxation, and the IRS or the Department could disagree with the conclusions reached in the opinion. In the event of such disagreement, there can be no assurance that the Service or the Department would not prevail in a judicial proceeding, although counsel believes that the positions expressed in its opinion should prevail if the matters are litigated.

                                               Very truly yours,



                                               Vorys, Sater, Seymour and Pease